SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                                  ---------------

                                                     FORM SB-2
                                              REGISTRATION STATEMENT
                                                       UNDER
                                            THE SECURITIES ACT OF 1933

                                                  ---------------
                                                eSAFETYWORLD, Inc.
                                  (Name of Small Business Issuer in Its Charter)
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        Nevada                                       44290                       11-3496415
(State or Other Jurisdiction                 (Primary Standard                   (I.R.S. Employer
   of Incorporation or                      Industrial Classification           Identification No.)
       Organization)                        Code Number)
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                           (Address and Telephone Number of Executive Offices)
                                                  Edward A. Heil
                                            100-31 South Jersey Avenue
                                             Setauket, New York 11733
                                              212-894-3797, ext. 1042
                                             Facsimile- (212) 208-3082
                     (Name, Address and Telephone Number of Agent for Service)

                                                    COPIES TO:
                 Steven W. Schuster, Esq.             Gregory Sichenzia, Esq.
                 McLaughlin & Stern, LLP         Sichenzia, Ross & Friedman LLP
                    260 Madison Avenue         135 West 50th Street, 20th Floor
                    New York, NY 10016             New York, New York 10020
                 Telephone - 212-448-1100           Telephone - (212) 664-1200
                 Facsimile - 212-448-0066           Facsimile - (212) 664-7329

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b)  under the  Securities  Act,  please  check the following box and list the Securities Act registration statement number of the earlier effective  registration statement for the same offering.
         | |

         If this  Form is a  post-effective  amendment  filed  pursuant  to Rule
         462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If this  Form is a  post-effective  amendment  filed  pursuant  to Rule
         462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If the delivery of the  prospectus  is expected to be made pursuant to Rule
434, please check the following box. | |

                                          CALCULATION OF REGISTRATION FEE
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Title of Each Class of               Amount to Be   Proposed Offering    Proposed Aggregate        Amount of
Securities to Be Registered           Registered   Price per Share (1)   Offering Price (1)    Registration Fee
Shares of common stock, $.001 par     1,150,000           $ 7.00             $8,050,000            2,237.90
value ("common stock") (2)
Underwriter's Warrant (3)                        1        $ .001               $ 100                  .28
Shares of common stock underlying       100,000           $10.50             $1,050,000             291.90
Underwriter's Warrant
Total Registration Fee                                                                             2,530.08




     (1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933.

     (2) Includes 150,000 shares of common stock which may be purchased by the underwriter to cover over-allotments, if any.

     (3) Represents warrant granted to the underwriter to acquire an aggregate of 100,000 shares of common stock at an exercise price equal to 150% of the price to the public in this Offering.

     THE REGISTRANT  HEREBY AMENDS THIS  REGISTRATION  STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL
FILE A FURTHER  AMENDMENT  WHICH  SPECIFICALLY  STATES  THAT  THIS  REGISTRATION
STATEMENT SHALL  THEREAFTER  BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE  SECURITIES  ACT OF 1933 OR UNTIL THE  REGISTRATION  STATEMENT  SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION,  ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE. ================================================================

                                               CROSS REFERENCE SHEET
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       ITEM NUMBER AND CAPTION                              CAPTION OR LOCATION IN PROSPECTUS

1.     Forepart of Registration Statement and               Cover Page
       Outside Front Cover Page of Prospectus
2.     Inside Front and Outside Back Cover                  Inside Front Cover and Outside Back Cover of Prospectus
       of Prospectus
3.     Summary Information; Risk Factors                    Prospectus Summary; Risk Factors
4.     Use of Proceeds                                      Use of Proceeds
5.     Determination of Offering Price                      Cover Page
6.     Dilution                                             Dilution
7.     Selling Security Holders                             Not Applicable
8.     Plan of Distribution                                 Cover Page; Cover Page Notes, Underwriting
9.     Legal Proceedings                                    Legal Proceedings
10.    Directors, Executive Officers, Promoters             Management
       and Control Persons
11.    Security Ownership of Beneficial Owners              Principal Shareholders
       and Management
12.    Description of Securities to be Registered           Cover Page; Description of Securities
13.    Interest of Named Experts and Counsel                Experts
14.    Disclosure of Commission's Position                  Indemnification
       on Indemnification for Securities Act Liabilities
15.    Information with Respect to the Registrant           Prospectus Summary; Risk Factors;  Management;
                                                            Description of Securities; Business; Executive
                                                            Compensation and Financial Statements
16.    Management's Discussion and Analysis or              Management's Discussion and Analysis of Financial
       Plan of Operation                                    Condition and Results of Operations
17.    Description of Property                              Not Applicable
18.    Certain Relationships and Related                    Certain Relationships and Related Transactions.
       Transactions
19.    Market for Common Equity and                         Outside Front Cover
       Related Stockholder Matters
20.    Executive Compensation                               Management
21.    Financial Statements                                 Financial Statements




        Subject to Completion Preliminary Prospectus dated September 2, 1999.

PROSPECTUS

         eSAFETYWORLD, INC.

         1,000,000 SHARES OF COMMON STOCK
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eSAFETYWORLD, Inc.:                                               The Offering:

C        eSAFETYWORLD is developing a                             C        eSAFETYWORLD is offering 1,000,000
business-to-business e-commerce site on the Internet              shares of common stock through Kashner Davidson
to sell disposable garments and equipment used in                 Securities, Corp.
controlled environments or workplaces exposed to
environmental hazards.                                            C        The underwriter has an option to
C        eSAFETYWORLD, 100-31 S. Jersey Avenue, ,                 purchase an additional 150,000 shares from
Setauket, New York 11733 (212)894 3797                            eSAFETYWORLD to cover any over-allotments.

C        Proposed Nasdaq SmallCap Market Symbol: SFTY             C        We intend to use the offering proceeds
                                                                  for marketing,  development, repayment of debt,
C        Proposed Boston Stock Exchange Symbol: SFT               working capital and other general corporate
                                                                  purposes.

                                                                           Per Share           Total
Public offering price                                                          $7.00      $7,000,000
Underwriting discounts and commissions                                         $0.70       $ 700,000
Proceeds, before expenses, to eSAFETYWORLD                                     $6.30      $6,300,000

         The investment involves risk. See "Risk Factors" beginning on page 6.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
                                         KASHNER DAVIDSON SECURITIES CORP.

TABLE OF CONTENT
                               Page

Prospectus Summary         3
Risk Factors      9
Use of Proceeds   19
Dividend Policy   20
Dilution 21
Capitalization    22
Selected Financial Information      23
Management's Discussion and Analysis of Results of
      Operations and Financial Condition    25
Business 29
Management        41
Certain Relationships and Related Transactions       43
Principal Shareholders     44
Description of Securities  45
Indemnification of Officers and Directors   46
Underwriting      47
Legal Matters     49
Experts  49
Additional Information     50

         PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the consolidated financial statements and related notes, in order to understand our business and this offering fully.

         References in this prospectus to "eSAFETYWORLD," "We," "Our," and "Us" refer to eSAFETYWORLD, Inc., a Nevada corporation. Unless otherwise indicated, all references to dollar ($) amounts are to U.S. dollars.


         eSAFETYWORLD

Our business

         eSAFETYWORLD, Inc. sells disposable garments and equipment to companies involved in production or other activities that must be done in a controlled environment or whose employees are exposed to environmental hazards. Our goal is to develop and operate a business-to-business e-commerce site on the world wide web in order to sell our products. We believe that the Internet offers significant opportunities in the areas of e-commerce, including the ability to reach a large potential market without the need for significant advertising expenditures.

Our market

         We have identified two initial market niches: controlled environmental facilities and industrial safety and hazardous work sites:

         Controlled environment facilities - A clean room is a specially designed room in which particulate presence and environmental conditions are carefully maintained. Clean rooms are operated and maintained under strict procedures to minimize the risk of introducing foreign particles. The semiconductor market is the largest market for clean rooms and other contamination control products. eSAFETYWORLD sells a large variety of disposable items, such as hats, coats, boots and gloves, that are used in cleanroom facilities. We focus on the sale of disposable items because they are generally regularly reordered by customers.

         Industrial safety and hazardous worksites - Products will be sold to "end users," including manufacturing companies and service businesses, public utilities, fisheries, pharmaceutical plants, the transportation industry and companies whose employees are exposed to hazardous materials. Use of these products has increased partly from the adoption of OSHA and other governmental safety standards and the awareness of industry and the genera public for the need to provide worker protection against hazardous materials contained in industrial facilities, schools and buildings. These products include coveralls, shirts, pants, headwear, hoods, aprons, smocks, lab costs, hazardous material handler suits, examination gowns, sleeves, shoe covers and related items. Many of these products are disposable and, therefore, offer the same benefits as do disposable cleanroom products.

Our growth strategy

         Our business model is designed to take advantage of the Internet as a selling medium. Our goal is to use well developed Internet technology and not incur significant expenditures for technological research and development.

         We have identified several ancillary market niches for future expansion, all of which appear to have the same attributes as eSAFETYWORLD's initial market niches. The identified niches include products serving the hospital, plumbing supply, construction and HVAC industries. These product areas include disposable/limited use protective industrial garments, specialty safety and industrial work gloves, reusable woven industrial and medical apparel, fire and heat protective clothing, along with protective systems for personnel, and suits for use by toxic waste clean up teams.

Our market opportunity

         Our strategic plan is to become an Internet seller for a wide array of available industrial safety and environmental products. We seek to be the Internet independent sales representative for the industries that we serve and will serve. To do this, fixed costs must be kept low to improve operating leverage. The principal advantage of our use of the Internet as a selling vehicle is the ability to do so without incurring significant levels of fixed costs or maintaining inventory.

         The Department of Commerce has projected that business-to-business e-commerce revenues will increase from $8 billion in 1997 to $326 billion in 2002 (see The Emerging Digital Economy published in 1998). We believe that products that are well received or sold through traditional printed catalogs are well suited for sale on the Internet.


Our history

         We were incorporated under the laws of Nevada in February 1997 under the name The SL Group, Inc. In August, 1999, we changed our name to eSAFETYWORLD, Inc. Our offices are located at 100-31 South Jersey Avenue, Setauket, New York 11733, and our telephone number is (212) 894-3797.

         In August 1999, we acquired from the distribution division of Laminaire Corporation its business and intangible assets such as customer lists and vendor lists. This division, which has been in operation for more than twenty years, provides us with an important entree to the vendors and customers of a targeted industry niche. The division sells disposable/limited use apparel, hoods, gloves, packaging and flooring material, monitoring devices, electrostatic devices, furnishings, wipers, and swabs as a distributor to a wide variety of midsized and small companies.
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The offering

Securities offered                            1,000,000 shares
Common stock outstanding
  prior to offering                           2,000,000 shares
Common stock to be         outstanding
after Offering                                3,000,000 shares
Use of proceeds                               The net proceeds from the sale of the shares are
                                              estimated to be approximately $5,890,000 deducting
                                              commissions and expenses of the offering, which are
                                              estimated at $1,110,000.  We intend to use the net
                                              proceeds of this offering for
                                              C        marketing, working capital
                                              C        general corporate purposes
Risk factors                                  The shares that we are offering are
                                              C        speculative
                                              C        involve a high degree of risk
                                              C        subject to immediate substantial dilution
                                              C        the shares should be considered only by
                                              investors who can afford to sustain a loss of their
                                              entire investment.

Proposed Nasdaq SmallCap    symbol            SFTY
Proposed Boston Stock    Exchange             SFT
symbol
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         The  proposed  trading  symbols does not imply that a liquid and active market will be developed or sustained for the securities upon completion of this offering.

         Our calculation that 3,000,000 shares of common stock will be outstanding after this offering is based on the 2,000,000 shares of common stock outstanding prior to the offering and 1,000,000 shares of common stock being sold by us in this offering. The shares of common stock to be outstanding after this offering excludes:

         C  150,000  shares  of  common  stock  subject  to  the   underwriter's
over-allotment option.

         C 100,000 shares of common stock issuable upon the exercise of the underwriter's warrants.

     C 500,000 shares of common stock reserved for issuance pursuant to our 1999 Stock Option Plan.



Summary Financial Information

         The selected financial data set forth below at June 30, 1999 is derived from and should be read in conjunction with eSAFETYWORLD's financial statements, including the notes thereto, appearing elsewhere in this prospectus.

         The selected  financial  data for the  Cleanroom  Distribution  Product
Group of Laminaire Corporation for the years ended December 31, 1998 and 1997 is derived  from and  should  be read in  conjunction  with the  Group's  financial statements, including the notes thereto, appearing elsewhere in this prospectus.
The summary financial data for the Group set forth below for the interim periods ended  June 30,  1999 and 1998 has been  prepared  from the  Group's  books  and records and  reflects,  inn out opinion,  all  adjustments  necessary for a fair presentation of the results of operations of the Group for the periods indicated
therein.  Results for interim periods are not necessarily  indicative of results which can be expected for the entire year.
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eSAFETYWORLD(1):
                                            6/30/99             6/30/99         6/30/99
                                                              (as adjusted)(2)   (as further adjusted)(3)


Current assets                              --------           $375,000         $5,950,000
Total assets                                $10,000             1,735,000         7,300,000
Stockholders' equity                          10,000            710,000                   6,610,000

Cleanroom Distribution Product Group(1):

                                                 Years Ended                                    Six Months
                                               December 31,(5)                               Ended June 30,(5)
                                                        1998                                         1999 1998
                                                        ----                                         ---- ----
                                                     1997
                                                     ----
Revenues                             $2,267,846             $1,506,607           $746,325                      $867,700
Operating profit                            54,067                  204,106         95,984                         142,164
Pro forma net income(4)                     35,144                  132,669         62,390                           92,407

(1) eSAFETYWORLD had no revenues during the period ended June 30, 1999. In August 1999, it acquired the Cleanroom Distribution Product Group in an acquisition accounted for as a purchase. Therefore, the operating results of the acquired business will be included in eSAFETYWORLD's results commencing with the date of acquisition.

(2) Assumes:

C the acquisition of the Cleanroom Products Division that took place in August 1999; and C the receipt of $375,000 in debt financing that occurred in August 1999.

(3) Assumes:
C        the completion of the offering;
C the acquisition of the Cleanroom Products Division that took place in August 1999; and C the receipt of $375,000 in debt financing that occurred in August 1999.

         The pro forma data does not give effect to proceeds, if any, from the exercise of the underwriter's overallotment option.

(4) Assumes an effective income tax rate of 35% for the purposes of calculation. The Cleanroom Distribution Product Group was manages as a division by Laminaire Corporation during this period. Its assets and liabilities were commingled with the assets and liabilities of Laminaire, and its operating results were included in Laminaire's overall results.

(5) eSAFETYWORLD acquired the business, customer and vendor lists of this Product Group and is not acquiring any tangible assets of the Group.

                  RISK FACTORS

         You should carefully consider each of the following risks and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock. Some of the following risks relate principally to our business in general and the industry in which we operate. Other risks relate principally to the securities markets and ownership of our stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks that generally apply to publicly traded companies, that are not yet identified or that we currently think are immaterial, may also impair out business operations and adversely affect our business.

         If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

         This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to:

         C        our future plans;
         C        objectives;
         C        expectations and intentions; and
         C the assumptions underlying or relating to any of these statements.
                  We use  words  such as  "expects,"  "anticipates,"  "intends,"
"plans" and similar expressions to identify forward-looking statements. Our actual results could differ materially from those discussed in these statements as a result of certain factors, which are more fully described below and elsewhere in this prospectus. We believe that our forward-looking statements are within the meaning of the safe harbor provisions of the Securities Exchange Act of 1934.

         Our business is subject to the following risks, which include risks relating to the industry in which we operate.

We are in an early stage of development and we expect to encounter risks associated with early-stage companies.

         eSAFETYWORLD has a limited operating history upon which an evaluation of our future performance and prospects can be made. Our prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies operating in new and rapidly evolving markets. These risks include:

                  o an evolving business model based on using existing Internet and software technologies to establish e-commerce businesses in market niches currently being served in a fragmented or disjointed manner;

                  o        competition;

                  o        ability to maintain and expand a customer base;

     o ability to manage working capital and product return risks;

                  o        the need to manage growth and changing operations;

     o  the  need  to   continue   to  develop   and   upgrade   our   websites,
transaction-processing systems and infrastructure;

     o ability to scale our systems and fulfillment capabilities to accommodate the growth of our business;

     o ability to access and obtain additional capital when required;

     o ability to develop and maintain strategic relationships;

                  o        dependence upon key personnel; and

                  o dependence on the reliability and growing use of the Internet for commerce and communication and on general economic conditions.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. We expect to incur operating losses and negative cash flow for the foreseeable future because of costs and expenses related to:

     o brand development, marketing and other promotional activities;

     o  the   expansion  of   financial,   management   and  order   fulfillment
infrastructure;

     o the development of our website, transaction-processing systems and management infrastructure;

     o the expansion of product offerings and website content; and

                  o        strategic relationship development.

We may need additional financing.

         We may require additional financing to fund our operations. We believe that our success is particularly dependent on marketing our services and additional funds may be required to increase our marketing program. There can be no assurance that additional financing will be available. If we are unable to obtain additional financing, our ability to meet our obligations and plans for expansion will be materially adversely affected.

Our markets are highly competitive.

         The market for Internet electronic commerce and Internet marketing is highly competitive. We may face competition from one or more entities in all geographic areas. We anticipate that competition will increase as other companies enter our market. We expect barriers to entry to decline as costs drop for computer hardware and services, including creating and maintaining websites. Many of these current and potential traditional manufacturer or distributor competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than do we. These current and potential competitors can devote substantially more resources to website and systems development. Larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors.

         Our online competitors can use the Internet as a marketing medium to reach significant numbers of potential customers. New technologies and the expansion of existing technologies may increase competition. The new technologies include price comparison programs that select specific titles from a variety of websites and may direct customers to other online sellers. If we face increased competition, our operating results may be adversely affected.

         We believe that competition for customers in our industry is based on:

         C        technology;

         C        marketing strategy;

         C        sales force;

         C        professional capability;

         C        price;

         C        reputation for reliability;

         C        technical support;  and

         C quality of service.

Our operating results may fluctuate.

         Our operating results will be affected and may fluctuate significantly because of factors outside of our control. Factors that may harm our business or cause our operating results to fluctuate include:

         o our inability to obtain customers at reasonable cost, retain customers, or successfully encourage repeat purchases;

         o decreases in the number of visitors to our websites or our inability to convert visitors to our websites into customers;

         o    the mix of products;

         o    our inability to arrange and manage fulfillment operations;

     o  our   inability   to  maintain,   upgrade  and  develop  our   websites,
transaction-processing systems or infrastructure;

     o the ability of our competitors to offer new or enhanced websites, services or products;

     o  price  competition  and  the  impact  of  marketing   alliances  between
competitors and online providers;

         o    the level of our product returns;

         o    fluctuations in the demand for products sold on our websites;

         o    our inability to obtain popular products from our vendors;

     o the failure to develop strategic marketing and fulfillment relationships;

         o    increases in the cost of online or offline advertising;

         o our inability to attract new independent consultants or personnel in a timely and effective manner or retain existing independent consultants and personnel;

     o the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

         o    unexpected increases in shipping costs or delivery times;

         o    technical difficulties, system downtime or Internet brownouts; and

        o    government regulations related to use of the Internet for commerce.

         Factors that will cause our gross margins to fluctuate include:

         o    the mix of products sold,

         o    the terms negotiated with vendors,

         o    the level of product returns, and

         o    the level of discount pricing.

         Any change in one or more of these factors could materially and adversely affect our gross margins and operating results.

         We will rely on strategic business alliances.

                  We anticipate that a portion of our growth will result from entering into strategic business alliances for the purposes of :

         C        increasing traffic through our websites; and

         C establishing effective fulfillment systems. Such alliances will involve online and Internet service providers, Internet portals, operators of other websites, and vendors providing fulfillment for us. Strategic business alliances may be executed. No allowances may result in increased levels of sales or profit for us

         Strategic business alliances may not result in additional customers, sales and/or profits. Any strategic business alliance may involve a number of risks, which may adversely affect our operating results and require management's attention.

         We are vulnerable to customer concerns regarding security.

         Customer concerns over the security of transactions conducted on the Internet or the privacy of users may inhibit our growth. To transmit confidential information. We will rely on encryption and authentication technology that we will obtain and license from third parties. We cannot predict whether events or developments will result in a compromise or breach of the algorithms that we will use to protect customer transaction data. The servers used by us may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Our business may be adversely affected by customers' perception of Internet security or if our security measures do not prevent security breaches. We cannot assure that we can prevent all security breaches.

         Under current credit card practices, we will be liable for fraudulent credit card transactions because we will not obtain a cardholder's signature.

         We rely on vendors with a broad variety of products.

         Our success depends on our ability to have access to products in sufficient quantities at competitive prices. Vendors may offer exclusive allocations of product to certain distributors for limited periods of time. Some potential vendors have their own online commerce efforts, which may eliminate or reduce our ability to get sufficient product allocations from such vendors. Certain competitors may also be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than us.

                  Our business will be adversely affected if we are not able to offer our customers sufficient quantities of products in a timely manner or have access to products at acceptable prices and terms. Such terms include the vendor's willingness to drop ship orders directly to customers.

         A significant element of our strategic plan involves entering into agreements with vendors under which such vendors will drop ship products directly to our customers, thereby substantially reducing our requirements to maintain and store inventory. There can be no assurances given that we will be successful in negotiating such arrangements.

         We rely on continued growth of the Internet for business-to-business transactions.

         Our success will depend in large part on continued growth in, and the use of, the Internet, particularly for business-to-business commerce. The issues concerning the commercial use of the Internet that we expect to affect the development of the market for our services include:

         C        security;
         C        reliability;
         C        cost;
         C        ease of access;
         C quality of service; and C increases in bandwidth availability.

         If the Internet develops more slowly as a commercial or business medium than predicted, it will adversely affect our business. In addition, companies that control access to Internet transactions through network access or web browsers could promote competitors or charge a substantial fee to us for inclusion in their product or service offerings. Either of these developments could adversely affect our business.

         We must continue to enhance and improve the functionality and features of our online site. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our websites and systems may become obsolete. Our future success will depend on our ability to:

     o license or internally develop leading technologies useful in our business;

         o develop new services and obtain technologies that address the increasingly sophisticated and varied needs of our prospective customers; and

         o respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

         Develop our websites and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or may fail to adapt our websites, transaction-processing systems and infrastructure to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, our customers may forego the use of our services and use those of our competitors.

         We have no obligation to spend the offering proceeds in a specified manner.

                  Our management will be able to spend most of the proceeds we receive from this offering in ways in which stockholders may not agree. We cannot predict that the proceeds will be invested to yield a favorable return.

         We are subject to capacity constraints risks; reliance on internally developed systems and system development risks.

                  A key element of our strategy is to generate a high volume of traffic on, and use of, our website. Our revenues depend on the number of customers who use our website to purchase safety equipment. Accordingly, our website, transaction processing systems and network infrastructure performance, reliability and availability are critical to our operating results. These factors also are critical to our reputation and our ability to attract and retain customers and maintain adequate customer service levels. The volume of goods we sell and the attractiveness of our product and service offerings will decrease if there are any systems interruptions that affect the availability of our website or our ability to fulfill orders. We are continually enhancing and expanding our technology and transaction processing systems, and other technologies, to accommodate a substantial increase in the volume of traffic on our website. We may be unsuccessful in these efforts or we may be unable to accurately project the rate or timing of increases in the use of our website. We may also fail to timely expand and upgrade our systems and infrastructure to accommodate these increases. In addition, we cannot predict whether additional network capacity will be available from third party suppliers as we need it. Also, our network or our suppliers' network might be unable to timely achieve or maintain a sufficiently high capacity of data transmission to timely process orders or effectively conduct digital download, especially if our website traffic increases. Our failure to achieve or maintain high capacity data transmission could significantly reduce consumer demand for our services.

We are subject to risk of system failure; our systems are located in single site.

         Our success, in particular our ability to successfully receive orders and provide high quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications systems. Substantially all of our development and management systems are in a single facility that we lease in Setauket, New York. We contract with Spider, Inc. to host our computer and communications hardware systems and to maintain our critical connection to the Internet. These systems are in a single location in East Northport, New York. Rapid technological change may adversely affect us.

         To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online store. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences and frequent new product and service introductions. If competitors introduce new products and services embodying new technologies or if new industry standards and practices emerge, then our existing website and proprietary technology and systems may become obsolete. Our future success will depend on our ability to do the following:

     C both license and internally develop leading technologies useful in our business;

         C        enhance our existing services;

         C        develop  new   services  and   technology   that  address  the
                  increasingly sophisticated and varied needs of our prospective customers; and

         C        respond  to  technological   advances  and  emerging  industry
                  standards and practices on a cost-effective and timely basis.

         To develop our website and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our website, proprietary technology and transaction processing systems to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements then our customers may forego the use of our services and use those of our competitors.

Future public sales or our common stock could adversely affect our stock price may depress our stock price.

         If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding 3,000,000 shares of common stock (3,150,000 if the underwriter's over-allotment option is exercised in full). Of these shares, 1,900,000 will be freely tradeable, subject to lock-up agreements with the underwriter and volume restrictions imposed by Rule 144.

We may not be able retain the key personnel we need to succeed.

         Our future success will depend in part on our ability to attract and retain qualified personnel to manage the development and future growth of our company. There can be no assurance that we will be successful in attracting and retaining such personnel. The failure to recruit additional key personnel could have a material adverse effect on our business, financial condition and results of operations.
         Our future success will be materially dependent upon continued services and contributions of Edward A. Heil and David McClelland and our directors. The loss of one or more of our other key personnel or consultants, or our inability to attract qualified personnel, could have a material adverse effect on our business, financial condition and results of operations. We are also dependent on Spider, Inc and its affiliate, World Internet Marketing Corporation, for the development of our websites. The loss of Spider as a vendor and consultant could have a material adverse impact on us and our operations.


Management has broad discretion as to the use of proceeds of the offering.

         Our management may spend the proceeds from this offering in ways which differ from the specific proposed uses described in this prospectus. We have allocated a large portion of the proceeds from this offering to discretionary uses. You will be relying on the judgement of our management regarding the application of the proceeds of this offering. As a stockholder, you may not agree with management's spending decisions.

Existing shareholders can control our operations.

         Upon the completion of this offering, our existing shareholders will collectively beneficially own approximately 67% (63% if the underwriter's over-allotment option is exercised in full) of the our outstanding common stock. Because of their beneficial stock ownership, these stockholders will be in a position to continue to elect a majority of the Board of Directors and decide matters requiring stockholder approval.

Our Board can issue blank check preferred stock.

         Our Board of Directors will have the authority to issue up to 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue classes of preferred stock with voting liquidation, conversion or other rights that could adversely effect the holders of our common stock in that the issuance of such preferred stock may adversely dilute the proportionate equity interest and voting power of such holders. However, no such preferred stock may issued by us without the underwriter's consent for a period of 12 months following the effective date of this offering.

We face risks regarding the year 2000.

         Any failure of our material systems, our vendors' material systems or the Internet to be year 2000 compliant would have material adverse consequences for us. Such consequences would include difficulties in operating our website effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business. We are currently assessing the year 2000 readiness of the software, computer technology and other services that we use which may not be year 2000 compliant. At this time, we have not yet developed a contingency plan to address situations that may result if we or our vendors are unable to achieve year 2000 compliance. The cost of developing and implementing such a plan, if necessary, could be material.

         We also depend on the year 2000 compliance of the computer systems and financial services used by customers. A significant disruption in the ability of customers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our services and would have a material adverse effect on us.

                                                  USE OF PROCEEDS

         The net proceeds to us from the sale of the shares being offered hereby at an assumed public offering price of $7.00 per share are estimated to be $5,890,000, after deducting the underwriting discount and estimated offering expenses payable by us (or $1,110,000 million if the underwriter's over-allotment option is exercised in full).

Marketing and website development                  $4,417,500         75%
Equipment                                             100,000         1.7
Repayment of promissory notes(1)                      375,000         6.4

General working capital                               997,500      16.9
                                           -          -------      ----
Total                                              $5,890,000        100%
                                                   ==========        ====


         (1) The proceeds will be used to repay promissory notes executed in July 1999 in the aggregate principal amount of $375,000 and all accrued interest. The principal amount of the promissory notes has been used for general working capital and to pay for expenses incurred in connection with the acquisition of the division from Laminaire and expenses related to this offering.

         This allocation is only an estimate and we may adjust it as necessary to address our operational needs in the future. For instance, we may also use a portion of the net proceeds to acquire complementary technologies or businesses. However, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions.

         We reserve the right to reallocate proceeds to different uses if, in management's view, the needs of the business so require. In addition, a large portion of the proceeds is allocated to discretionary purposes. Investors may not agree with any such allocation or reallocation. Based on our operating plan, we believe that the net proceeds of this offering, together with available funds on hand and cash flow from future operations, will be sufficient to satisfy our working capital requirements for at least 12 months following this offering. Such belief is based upon certain assumptions (including assumptions as to our contemplated operations and business plan and economic and industry conditions). If we were able to make significant acquisitions for cash consideration, we would require additional capital. In addition, contingencies may arise that may require us to obtain additional capital. We cannot be certain that we will be able to obtain such capital on favorable terms or at all. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities or similar quality investments.


                                                  DIVIDEND POLICY

         We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                                     DILUTION

         Our net tangible book value as of June 30, 1999 was deminimis, or $0 per share. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 1,000,000 shares of common stock offered by us at an assumed initial public offering price of $7.00 per share, and after deducting the underwriting discount and estimated offering expenses payable by us, our net tangible book value at June 30, 1999 would have been approximately $5,900,000 or $1.97 per share of common stock. This represents an immediate increase in net tangible book value of $1.97 per share to existing stockholders and an immediate dilution of $5.03 per share to new investors of common stock. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share                                   $7.00
Net tangible book value per share before the offering           $0.00
Increase per share attributable to new investors                  1.97
                                                                 -----
Pro forma net tangible book value per share after the offering                    1.97
                                                                                  ----
Dilution per share to new investors                                               $5.03
                                                                                  =====

         The following table summarizes on an as adjusted basis after giving effect to the offering, as of June 30, 1999, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid:

                                      Shares Owned                  Consideration             Average
                                                                                          Price per Share
                                 Number        Percent       Amount         Percent
Present Shareholders           2,000,000         67%         $10,000            .1             $.001
New Investors                  1,000,000         33%       7,000,000         99.9               7.00
                               ---------         ---       ----------        ----
  Total (1)                    3,000,000        100%       $7,010,000        100.00
                               =========        ====       ==========   ===  ======

(1) Does not give effect to:

          150,000 additional shares of common stock that are issuable upon the exercise of the underwriter's over-allotment option; and

         100,000 shares of common stock reserved for issuance upon the exercise of the underwriter's warrants.

                                               CAPITALIZATION

         The following table sets forth our capitalization as of August 31, 1999 and as adjusted to reflect the sale of the 1,000,000 shares and the application of the estimated net proceeds. This table should be read in conjunction with our financial statements included elsewhere in this prospectus.

                                                                      ACTUAL          AS ADJUSTED (2)
Debt                                                                $375,000                 $500,000
                                                                    --------                  -------
Stockholders' Equity;                                                  2,000                    3,000
   Common stock, par value of $.001 per share; 20,000,000 authorized;  2,000,000 shares outstanding; 3,000,000 shares outstanding as adjusted (1)
 Additional paid-in capital                                            8,000                6,607,000
 Retained earnings                                                      --                    --
                                                        ----------      ---- ----------       --
 Total stockholders' equity                                           10,000                6,610,000
                                                        ----          ------                ---------
Total Capitalization                                                $385,000               $7,110,000
                                                                    ========               ==========


1.   Does not give effect to:

     150,000 additional shares of common stock that are issuable upon the exercise of the underwriter's over-allotment option; and

     100,000 shares of common stock reserved for issuance upon the exercise of the underwriter's warrants.

2. The "As Adjusted" column treats the $100,000 fee for a 24-month consulting agreement with the underwriter as a prepaid asset and assumes the completion of the acquisition of the Cleanroom Distribution Product Group.

         SELECTED FINANCIAL INFORMATION

         The selected financial data set forth below at June 30, 1999 is derived from and should be read in conjunction with eSAFETYWORLD's financial statements, including the notes thereto, appearing elsewhere in this prospectus.

         The selected financial data for the Cleanroom Distribution Product Group of Laminaire Corporation for the years ended December 31, 1998 and 1997 is derived from and should be read in conjunction with the Group's financial statements, including the notes thereto, appearing elsewhere in this prospectus. The summary financial data for the Group set forth below for the interim periods ended June 30, 1999 and 1998 has been prepared from the Group's books and records and reflects, inn out opinion, all adjustments necessary for a fair presentation of the results of operations of the Group for the periods indicated therein. Results for interim periods are not necessarily indicative of results which can be expected for the entire year.

eSAFETYWORLD(1):
                                            6/30/99             6/30/99                 6/30/99
                                                                       (as adjusted)(2)  (as further adjusted)(3)


Current assets                              --------                   $375,000         $5,950,000
Total assets                                $10,000             1,735,000                 7,300,000
Stockholders' equity                          10,000            710,000                   6,610,000

Cleanroom Distribution Product Group(1):

                                                 Years Ended                                    Six Months
                                               December 31,(5)                               Ended June 30,(5)
                                                        1998                                         1999 1998
                                                        ----                                         ---- ----
                                                     1997
                                                     ----
Revenues                             $2,267,846             $1,506,607           $746,325                      $867,700
Operating profit                            54,067                  204,106         95,984                         142,164
Pro forma net income(4)                     35,144                  132,669         62,390                           92,407

(1) eSAFETYWORLD had no revenues during the period ended June 30, 1999. In August 1999, it acquired the Cleanroom Distribution Product Group in an acquisition accounted for as a purchase. Therefore, the operating results of the acquired business will be included in eSAFETYWORLD's results commencing with the date of acquisition.

(2) Assumes:

C the acquisition of the Cleanroom Products Division that took place in August 1999; and C the receipt of $375,000 in debt financing that occurred in August 1999.

(3) Assumes:
C        the completion of the offering;
C the acquisition of the Cleanroom Products Division that took place in August 1999; and C the receipt of $375,000 in debt financing that occurred in August 1999.

         The pro forma data does not give effect to proceeds, if any, from the exercise of the underwriter's overallotment option.

(4) Assumes an effective income tax rate of 35% for the purposes of calculation. The Cleanroom Distribution Product Group was manages as a division by Laminaire Corporation during this period. Its assets and liabilities were commingled with the assets and liabilities of Laminaire, and its operating results were included in Laminaire's overall results.

(5) eSAFETYWORLD acquired the business, customer and vendor lists of this Product Group and is not acquiring any tangible assets of the Group.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                                        OPERATIONS AND FINANCIAL CONDITION


         The following discussion should be read in conjunction with the financial statements and notes included elsewhere in this prospectus.

Results of operations

         General - We had no operating history prior to June 30, 1999.

         Distribution division - During the periods discussed below, the division operated as a product group of Laminaire Corporation. Laminaire lacked the financial resources to develop the division's business fully and often "stretched" out its vendors. The principal fluctuations resulted from the changes in Laminaire's ability to commit resources during the period. Also, Laminaire used cash generated by the division to help it meet its overall obligations. Therefore, past operating results are not necessarily indicative of future performance.

Comparison of the six months ended June 30, 1999 and 1998

         A summary of sales and cost of sales by product type follows:

Sales by Product              6/30/98                          6/30/99
----------------              -------                          -------
Gloves                       $130,400          17.5%       $148,311.00          17.1%
Wipers                        227,890          30.5%        264,594.00          30.5%
Accessories                   111,325          14.9%        154,786.00          17.8%
Mats                          111,177          14.9%         91,893.00          10.6%
Disposable Garments           117,469          15.7%         97,125.00          11.2%
Clean Room Furniture            5,476           0.7%         41,053.00           4.7%
Chairs                          8,587           1.2%         10,988.00           1.3%
Fabric Garments                11,142           1.5%         12,713.00           1.5%
Vacuum Products                14,592           2.0%         35,602.00           4.1%
Foam Wipers                     7,402           1.0%          7,873.00           0.9%
Static Products                   865           0.1%          2,832.00           0.3%

Total                        $746,325         100.0%       $867,770.00         100.0%

Cost Of Sales                          6/30/98                         6/30/99
-------------                          -------                         -------
Gloves                                $ 94,143           12.6%        $121,240           14.0%
Wipers                                 172,651           23.1%         211,140           24.3%
Accessories                             78,433           10.5%         121,946           14.1%
Mats                                    89,062           11.9%          68,836            7.9%
Disposable Garments                     99,142           13.3%          72,456            8.4%
Clean Room Furniture                     3,918            0.5%          28,937            3.3%
Chairs                                   6,386            0.9%           6,768            0.8%
Fabric Garments                          6,191            0.8%           8,569            1.0%
Vacuum Products                         11,997            1.6%           7,689            0.9%
Foam Wipers                              2,724            0.4%           2,830            0.3%
Static Products                            686            0.1%           2,327            0.3%

Total                                 $565,333           75.7%        $652,738           75.2%

         The division did not emphasize particular products during any period. Therefore, the fluctuations are a result of orders received in the normal course of business and not of any concerted marketing efforts.

Comparison of the years ended December 31, 1998 and 1997

                                               1998          %            1997           %     Difference
                                               ----          -            ----           -     ----------

Revenues                                 $2,267,846                 $1,506,607                   $761,239
Cost of Revenues                          2,070,174                  1,117,464                    952,710
Gross Profits                               197,672      8.72%         389,143      25.83%       -191,471

Selling                                      98,148      4.33%         154,905      10.28%        -56,757
General and Administrative                   45,357      2.00%          30,132       2.00%         15,225
Operating Profits                            54,167      2.39%         204,106      13.55%       -149,939

              In 1998, the division had a significant amount of low margin sales that required minor sales efforts. Also in 1998, the division had one fewer full-time employee resulting in a reduction of selling expenses.

                                                         The    composition   of
sales and cost of sales was as follows:

Sales by Product Type                 12/31/98                        12/31/99
---------------------                 --------                        --------
Gloves                                $328,478           14.5%        $340,731           22.6%
Wipers                                 652,221           28.8%         313,362           20.8%
Accessories                            348,738           15.4%         272,093           18.1%
Mats                                   265,795           11.7%         261,631           17.4%
Disposable Garments                    456,453           20.1%         163,815           10.9%
Clean Room Furniture                    65,238            2.9%          69,175            4.6%
Chairs                                  89,128            3.9%          23,482            1.6%
Fabric Garments                         18,992            0.8%          22,877            1.5%
Vacuum Products                         15,985            0.7%          17,737            1.2%
Foam Wipers                             14,307            0.6%          15,131            1.0%
Static Products                         12,511            0.6%           6,573            0.4%

Total                               $2,267,846          100.0%      $1,506,607          100.0%

Cost of Sales                         12/31/98                        12/31/99
-------------                         --------                        --------
Gloves                                $228,379           10.1%        $236,030           15.7%
Wipers                                 647,253           28.5%         240,072           15.9%
Accessories                            260,488           11.5%         196,244           13.0%
Mats                                   194,526            8.6%         180,714           12.0%
Disposable Garments                    360,238           15.9%         113,566            7.5%
Clean Room Furniture                    45,975            2.0%          45,133            3.0%
Chairs                                  80,249            3.5%          15,028            1.0%
Fabric Garments                         12,311            0.5%          15,048            1.0%
Vacuum Products                         11,356            0.5%          12,371            0.8%
Foam Wipers                              6,415            0.3%           5,142            0.3%
Static Products                          4,190            0.2%           6,143            0.4%

Total                               $1,851,380           81.6%      $1,065,491           70.7%

Liquidity and Capital Resources

     Based on our operating plan, we believe that the net proceeds of this offering, together with available funds on hand and cash flow from future operations, will be sufficient to satisfy our working capital requirements for at least 12 months following this offering. Such belief is based upon certain assumptions (including assumptions as to our contemplated operations and business plan and economic and industry conditions). Furthermore, if we are able to make significant acquisitions for cash consideration, we would require additional capital. In addition, contingencies may arise that may require us to obtain additional capital. We cannot be certain that we will be able to obtain such capital on favorable terms or at all. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities or similar investments.

     We entered into a promissory note executed in July 1999 in the principal amount of $250,000. The principal amount of the promissory note has been used for general working capital and to pay for expenses incurred in connection with the acquisition of the division from Laminaire and expenses related to this offering. The note will be repaid from the proceeds of this offering.

Seasonality

     The demand for our products is somewhat seasonal. Vacations in the summer reduce the demand for our products in the summer months.

New  accounting pronouncements

     No new pronouncement issued by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or the Securities and Exchange Commission is expected to have a material impact on our financial position or reported results of operations.

Year 2000 issues

     Management has initiated a company-wide program and has developed a formal plan of implementation to prepare us for the year 2000. This includes taking actions designed to ensure that our information technology ("IT") systems, products and infrastructure are year 2000 compliant and that our customers, suppliers and service providers have taken similar action. We are in the process of evaluating our internal issues - all of our IT systems, products, equipment and other facilities systems. At this time, Management believes that we do not have any internal problem other than to upgrade some of its software to available new releases that are year 2000 compliant. With respect to its external issues - customers, suppliers and service providers, we are surveying them primarily through written and oral correspondence and communication. Spider has advised us that its servers and systems are year 2000 compliant Despite the efforts to survey customers, suppliers and service providers, we cannot be certain as to the actual year 2000 readiness of these third parties. To the extent any of our suppliers or service providers are not year 2000 ready, we believe that we will be able to obtain other suppliers or service providers without a significant interruption to our business. To date, we have not formulated a year 2000 contingency plan. Based upon responses to our inquiries, we will determine the need for a contingency plan by the end of the third quarter of 1999.

     We believe that the costs related to our compliance with the year 2000 issue should not have a material adverse effect on our financial position, results of operations or cash flows.

                                    BUSINESS

                  eSAFETYWORLD was established as a Nevada corporation in July 1997 as The SL Group, Inc. We changed our name to eSAFETYWORLD, Inc. in August 1999. Our purpose is to sell disposable garments and equipment to companies involved in production or other activities that must be done in controlled environments or whose employees are exposed to environmental hazards through the development and operation of a business-to-business e-commerce site on the world wide web. We believe that this market niche is attractive because:

         o We believe the business-to-business market available to Internet sellers is much greater than the business-to-consumer market.

         o Businesses, as a group, are generally further along in accepting e-commerce and electronic data interchange than is the consumer market.

         o The targeted industry segment is large and being serviced in a very fragmented way by the current entrants.

         o A significant part of the selling effort now done in these segments is done through the distribution of catalogs and brochures. Our principal premise is that sales and orders placed through the Internet offers an ideal replacement for traditional catalogs.

         o The identified market niches are currently served by a large number of small companies. We believe that our state-of-the-art e-commerce site will provide a competitive advantage.

         Our business model is designed to take advantage of the Internet as a selling medium. eSAFETYWORLD believes that the Internet offers significant opportunities in the areas of e-commerce, including the ability to reach a large potential market without the need for substantial advertising expenditures. The ability to reach a worldwide market means that even a small degree of penetration can result in a high level of sales revenue. The keys needed to succeed in e-commerce include:

         o    Having user friendly software;

         o Using a business model that does not require significant amounts of development costs or working capital; and

         o Developing a methodology for encouraging visitors to visit the website and advertising at a reasonable cost.

         Our strategic plan is to:

         o Become a significant factor in the marketplace by becoming the Internet seller for a wide array of available products,. We want to become the Internet independent sales representative for the industries that we serves and will serve; and

         o Utilize and modify existing technology in an effective, user friendly way.

         eSAFETYWORLD's goal is to use well-developed Internet technology and therefore not incur significant expenditures for technological research and development. We will seek ways to use this technology profitably, like targeting market niches, and will allow others to assume the technological risk of new development.

          The  United  States   Department   of  Commerce  has  projected   that
business-to-business e-commerce revenues will increase from $8 billion in 1997 to $326 billion in 2002 (see The Emerging Digital Economy published in 1998).

         We believe that industrial safety products that are sold through traditional printed catalogs are uniquely suited for sale on the Internet. The reasons for this include:

         o Products bought through catalogs are purchased by people who do not need to "touch" or "feel" the product prior to purchase;

         o E-commerce can make purchasing easier and quicker than filling out forms in a catalog or calling a toll-free telephone number; and

         o    E-commerce   can  provide   more   information   and  update  such
              information more quickly than can distributors of catalogs.

         We also believe that fixed costs must be kept to a minimum in order to increase operating leverage. The principal advantage of using the Internet as a selling vehicle is the ability to not incur significant fixed costs. The key element of this strategy is to:

         o    minimize or eliminate inventory holding and shipping costs;

         o minimize the need for expensive advertising campaigns by selecting market niches that can be reached through trade shows and less expensive forms of advertising; and

         o    out source services wherever possible.

         Keeping fixed cost to a minimum is achievable if fulfillment contracts are negotiated with vendors to perform all or most fulfillment functions. We believe that most of our vendors will agree to such contracts. We will eliminate products from our site if the associated vendors will not perform fulfillment functions. We believe that this strategy may result in some lost sales. However, we also believe that the strategy offers the best means of achieving the potential high degree of operating leverage afforded by Internet commerce.

                  In August 1999, we acquired from the distribution division of Laminaire Corporation its business and intangible assets such as customer lists and vendor lists. The purchase price consisted of 100,000 shares of common stock, notes payable to the seller in the principal amount of $500,000 and the assumption of debt of $125,000. This division, which has been in operation for more than twenty years, provides us with an important entree to the vendors and customers of a targeted industry niche. The division sells disposable/limited use apparel, hoods, gloves, packaging and flooring material, monitoring devices, electrostatic devices, furnishings, wipers, and swabs as a distributor to a wide variety of midsized and small companies. Its principal vendors include Techswipe, Alma and Kimberly Clark. Its website is linked to a variety of other sites, including Thomas Register. The Thomas Register is an industry catalogue which lists thousands of companies in the industrial safety parts and equipment field. Laminaire also markets its products through telemarketing and distribution of print catalogs and materials. We have included the products distributed by the division on our website. Edward A. Heil, our Chairman, is a director of Laminaire. Steven W. Schuster, one of our directors, is Laminaire's corporate secretary.

                  Our principal website is located at www.esafetyworld.com.

         Nature of the Internet

         The Internet is an increasingly significant medium for communication, information and commerce. International Data Corporation estimates that there were 97 million web users worldwide at the end of 1998 and anticipates this number will grow to approximately 320 million users by the end of 2002. In addition, business-to-business sales on the Internet are presently a $35 billion dollar industry, which Forrester Research and the International Data Corporation have projected to increase to approximately $300 billion by 2002. We believe that growth in Internet usage and online commerce is being fueled by a number of factors including:

     o a large and growing installed base of personal computers in the workplace and home;

     o advances in the performance and speed of personal computers and modems;

         o    improvements in network security, infrastructure and bandwidth;

         o    easier and cheaper access to the Internet; and

         o    the rapidly expanding availability of commerce sites.

         The Internet provides several advantages for online distributors. Online distributors are able to "display" a larger number of products than traditional store-based or catalog distributors at a lower cost. In addition, online distributors are able to frequently adjust their featured selections, editorial content, shopping interfaces and pricing, thus providing significant merchandising flexibility. The minimal cost to publish on the web, the ability to reach and serve a large and global group of customers electronically from a central location, and the potential for personalized low-cost customer interaction provide additional economic benefits for online distributors. Unlike traditional distribution channels, online distributors do not have the burdensome costs of managing and maintaining a retail store infrastructure or the significant printing and mailing costs of catalogs. Online distributors can also easily obtain demographic and behavioral data about customers, increasing opportunities for direct marketing and personalized services.

                  We will further expanded the benefits of online selling by devising a distribution model that requires us to maintain little or no inventory and by utilizing state-of-the-art software that can be modified or updated easily and cheaply.

                  The business-to-business sector of Internet commerce is, in many ways, more mature than the business-to-consumer sector. However, it is largely served by individual company sites selling that particular company's products. In many cases, these sites are looked at as a minor adjunct to a company's traditional selling efforts.

         Market niches and background

                  The market for disposable industrial garments and equipment has increased substantially in the past twenty-five years. In 1970, Congress enacted the Occupational Safety and Health Act ("OSHA"), which requires employers to supply protective clothing in certain work environments. At about the same time, DuPont developed Tyvek(TM) which, for the first time, allowed for the economical production of lightweight, disposable protective clothing. The attraction of disposable garments grew in the late 1970's with the increases in both labor and material costs of producing cloth garments and the promulgation of Federal, state and local regulations requiring that employees wear protective clothing to protect against exposure to certain contaminants, such as asbestos and hydro-carbons ("PCBs").

                  The use of disposable garments avoids the continuing costs of laundering and decontaminating woven cloth work garments and reduces the overhead costs associated with handling, transporting and replacing such garments. As manufacturers have become aware of the advantages of disposable clothing, the demand for such garments has increased. This has allowed for greater production volume and, in turn, has reduced the cost of manufacturing disposable industrial garments.

                  We believe that this market will grow because of:

                  Government legislation which mandates the clean up of toxic waste sites and the elimination of hazardous materials from the environment as promulgated under various Congressional Super Fund Acts. The Environmental Protection Agency ("EPA") designated OSHA to be responsible for the health and safety of workers in and around areas of hazardous materials and contaminated waste, as well as regulations requiring that employees wear protective clothing to protect against exposure to certain contaminants, such as, asbestos, PCBs, lead, acids and other numerous hazardous chemicals and radioactive materials.

                  Lower cost of disposable/limited use garments compared to reusable woven and cloth garments because of the elimination of costs associated with laundering, decontaminating, handling, transporting and replacing reusable woven or cloth garments.

                  Increasing workers' compensation claims and large class action liability suits instituted by both present and prior employees for failure to be protected against hazardous agents found in the workplace.

                  Ongoing expansion in the semiconductor, microelectronics, medical device and pharmaceutical industries, all of which require manufacturing in a cleanroom environment.

                  We have identified two initial market niches:

                  Controlled environment facilities - Clean rooms are one of the most effective approaches to achieving a contamination controlled environment. A clean room is a specially designed room in which particulate presence and environmental conditions are carefully maintained. Clean rooms are used for product manufacture and assembly, testing, research and development, packaging, aseptic processing and to perform medical/surgical procedures. Clean rooms are operated and maintained under strict procedures to minimize the risk of introducing foreign particles. The greatest demand for clean room products and services has been and continues to be in the manufacture and assembly of products based on modern technology. The semiconductor market is the largest market for clean rooms and other contamination control products, as integrated circuits can be rendered ineffective by a minute particle, undetectable to the human eye, and must be discarded.

         eSAFETYWORLD sells a large variety of disposable items, such as hats, coats, boots and gloves, that are used in cleanroom facilities. Disposable items are ideal products for a distributor because they must be reordered on a regular basis.

         Industrial safety and hazardous worksites - This product group will sell products to "end users," including manufacturing companies and service businesses, public utilities, fisheries, pharmaceutical plants, the transportation industry and companies whose employees are exposed to hazardous materials. Use of these products has in a large part resulted from the adoption of OSHA and other governmental safety standards and the awareness of industry and the general public for the need to provide worker protection against hazardous materials contained in industrial facilities, schools and buildings. These products include coveralls, shirts, pants, headwear, hoods, aprons, smocks, lab coats, hazardous material handler suits, examination gowns, sleeves, shoe covers and related items. Many of these products are disposable and, therefore, offer the same benefits as do disposable cleanroom products.

         Future market niches - We have identified several additional market niches for future expansion, all of which appear to have the same attributes as eSAFETY's initial market niches. The identified niches include products serving the hospital, plumbing supply, construction and HVAC industries.

         The identified product areas include disposable/limited use protective industrial garments, specialty safety and industrial work gloves, reusable woven industrial and medical apparel, fire and heat protective clothing, along with protective systems for personnel, and suits for use by toxic waste clean up teams.

         Protective garments, including boots, goggles, aprons and overalls, are used primarily for:

         C Safety and hazard protection, to protect the wearer from contaminants or irritants, such as, chemicals, pesticides, fertilizers, paint, grease, and dust and from limited exposures to hazardous waste and toxic chemicals including acids, asbestos, lead, and hydro-carbon's (PCB's);

         C        Clean  room   environments,   for  the   prevention  of  human
                  contamination  of   manufacturing   processes  in  clean  room
                  environments;

         C Physical protection, to protect a wearer from laceration, splinters, eye injuries, heat and chemical irritants without sacrificing manual dexterity or comfort;

         C Heat and fire protection, to protect municipal fire fighters, military, airport and industrial fire fighting teams and for maintenance of "hot" equipment, such as ovens, kilns, glass furnaces, refinery installations, and smelting plants;

         C Protection from viral and bacterial microbiologicals, to protect the wearer from contagious diseases, such as AIDS and hepatitis, at hospitals, clinics and emergency rescue sites; and

         C Protection from highly concentrated and chemical and biological toxins, to protect the wearer from toxic waste at Super Fund sites, accidental toxic chemical spills or biological discharges, the handling of chemical or biological warfare weapons and the cleaning and maintenance of chemical, petrochemical and nuclear facilities.

         Other ancillary products, all of which are used in cleanroom and laboratory environments, include:

         C        Packaging materials,
         C        Monitor devices,
         C        Flooring and mats;
         C        Electrostatic devices;
         C        Furnishings, and
         C        Wipers and swabs.

         Disposable/limited use industrial garments are used in a wide variety of industries and applications. Typical industry users are chemical plants, petrochemical refineries and related installations, automotive manufacturers, pharmaceutical companies, coal and oil power generation utilities and telephone utility companies. There are many smaller industries that use these garments for specific safety applications unique to their situation.

         Other - In addition, eSAFETYWORLD sells customized work stations used in cleanrooms and laboratories, all of which will be manufactured by others.

Software technology

         Our strategy has been and is to license commercially available technology whenever possible rather than seek internally developed solutions. With this objective in mind, we have entered into an agreement with an electronic commerce software company, Spider, Inc. and its affiliate, World Internet Marketing Corporation. Through these agreements, we will have access to state-of-the-art, end-to-end electronic commerce software. We believe that our software solution is equal to or better than any comparable systems currently in use because it is user friendly and easy to administer.

         The Spider Web Commercial 2000 System is designed to be a total end-to-end electronic commerce solution for stand alone interactive e-commerce enabled business-to-business websites. Each virtual store is an electronic commerce-enabled website designed to sell products over the Internet.

         Because of our software technology, the maintenance of the website is performed easily and requires fewer operating personnel. The Spider Web Commercial 2000 software can be maintained by employees having skill levels equal to order entry employees or store checkout employees. This feature is advantageous because it enables us to maintain our own websites, as well as scaling up employees to setup and build e-commerce websites commensurate with the growth of the Internet. Entry level employees can easily, quickly and efficiently add, delete or modify products within the website. These changes, including prices, are simultaneously updated, in real time, in our Business-to-Business site. Product displays may be enhanced with image animation that can be added by the same level of employees. Spider's unique technology was designed so that each Business-to-Business site may have an unlimited number of departments and unlimited number of products under each department or sub-department. The website is easily navigable by the consumer, who may move fluidly among departments, sub-departments and products.

         eSAFETYWORLD will use a new e-commerce method, developed with Spider and World Internet Marketing Corporation, "E-Branding (TM)," which permits our virtual store to be linked seamlessly with the websites of manufacturers and distributors. The method was developed by Spider and licensed to eSAFETYWORLD. Once inside the Virtual Store, a customer can immediately view all of a manufacturer's or distributor's products including those which are not available in the retailer's "brick and mortar" store. A customer can then order the desired product from an "E-Branded(TM)" website.

         Our systems are and will continue to be designed based on industry standard architectures and will be designed to reduce downtime in the event of outages or catastrophic occurrences. These systems will provide 24-hour-a-day, seven-day-a-week availability. The system hardware are hosted by Spider in East Northport, New York, and will provide redundant communications lines and emergency power backup.

Marketing

         Our goal is to become the independent Internet sales representative for the industrial safety market. Historically, the division purchased from Laminaire relied on catalogues distributed to customer to generate orders. We intend to phase out use of the paper catalogue and use a portion of the proceeds of the offering to convert the catalogue to CD-ROMS's to distribute to customers. Our standard arrangement is:

         o Split the profit on all items sold based on negotiated arrangements with each "vendor."

         o Arrange for the manufacturer to distribute products directly to end customers.

We will expand our product offerings by:

         o    Marketing our services and availability at trade shows; and

         o    Contacting potential users directly.

We will market our availability to customers by:

         o    Being active in all significant industry trade shows;

         o    Advertising in catalogs such as the Thomas Register;

         o    Implementing aggressive e-mailing and brochure campaigns; and

         o Making direct sales calls on targeted companies by independent representatives.

         These efforts will be coordinated with a full scale Internet marketing campaign done in conjunction with WINCORP, an entity engaged solely in that area. WINCORP has developed proprietary techniques to facilitate high ranking of clients' websites on search engines. Our efforts will include:

         o Distributing a specially designed CD-ROM for trade shows that uses a patent pending software technology and several Internet marketing opportunities. The multimedia interactive trade show CD-ROM interactively displays our products in a manner that functions seamlessly with our Internet e-commerce website.

         o Obtaining e-mail addresses of targeted groups. WINCORP's marketing staff can identify all newsgroups and chat rooms on the Internet that discuss a specific topic and extract applicable e-mail addresses or addresses from local or regional geographic locations. All such addresses will receive information by e-mail including selected "sales" and promotions. The e-mail includes a hotlink to our website.

         o Searching the entire Internet for all websites that display targeted keywords to locate and extract target market e-mail addresses. Once all targeted e-mail addresses are extracted, a customized e-mail message, including text and/or banner advertisement with a website hotlink, is sent to each e-mail address included on the list.

         The identified industry niches offer an advantage in that many vendors participate in several trade shows each year. Therefore, we can meet with and have access to these companies without incurring significant advertising expenditures. We will attend these shows and:

         o    Distribute our CD-ROM

         o Make actual presentations showing that use of our service may add incremental sales without incurring incremental costs prior to the sale

         o Collect the e-mail and mailing addresses of participants for follow-up.

We will also engage in traditional mailing and telemarketing efforts.

         In most cases, we will perform all billing and collection functions, even if vendors drop ship products directly to customers.

Competition

         We believe that there are hundreds of competitors selling products that are similar to those sold by us based on listings in industry catalogs such as Thomas Register. Many of these competitors are regional companies selling through catalogs and independent sales representatives. Increasing numbers of these competitors are also establishing websites and e-commerce sites. We believe that our e-commerce site and our business strategy provide us with a competitive advantage because:

         C Our e-commerce site is user-friendly with significant amounts of graphics.

         C Our strategy requires low levels of working capital and few inventory holding costs.

However, we can give no assurances that our approach will not be duplicated or improved upon by others.

Customer service

         We believe that a high level of customer service and support is critical to retaining and expanding its customer base and encouraging repeat purchases. A customer service representative will be available from 8:00 a.m. to 8:00 p.m. Eastern Time, five days a week, to provide assistance via e-mail or telephone. We will strive to answer all customer inquiries within 24 hours. Customer service representatives handle questions about orders, assist customers in finding desired products and register customers' credit card information over the telephone. Customer service representatives are expected to be a valuable source of feedback regarding user satisfaction.

Order fulfillment

         In substantially all cases we arrange for vendors to dropship products directly to customers. In certain cases, this practice involves paying a premium for the purchased product. We believe that payment of such premium is more cost beneficial than incurring inventory holding costs.

         Products  are   purchased   pursuant  to  purchase   orders  or  verbal
agreements. No long-term supply agreements exist.

Security

         We use the Secure Socket Layer (known as "SSL") transaction protocol to protect sensitive information transferred to and from our servers. SSL is currently used for most web-based e-commerce projects to protect credit card and other processing.

Regulation

         Although there are few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as unsolicited bulk e-mailing, license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. The adoption of restrictive laws or regulations could slow Internet growth or expose us to significant liabilities associated with content available on its websites or Internet marketing methods. The application of existing laws and regulations governing Internet issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty. There can be no assurance that current or new government laws and regulations, or the application of existing laws and regulations (including laws and regulations governing issues such as property ownership, content, taxation, defamation and personal injury), will not expose us to significant liabilities, significantly slow Internet growth or otherwise cause a material adverse effect on our business, results of operations or financial condition.

         We currently do not collect sales or other taxes with respect to the sale of services or products in states and countries where we believe that it is not required to do so. One or more states or countries have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more states or countries that we should collect sales or other taxes on products and services, or remit payment of sales or other taxes for prior periods, could have a material adverse effect on our business, results of operations and financial condition.

         The Communications Decency Act of 1996 (the "CDA") was enacted in 1996. Although those sections of the CDA that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, there can be no assurance that similar laws will not be proposed and adopted. Although we do not currently distribute the types of materials that the CDA may have deemed illegal, the nature of such similar legislation and the manner in which it may be interpreted and enforced cannot be fully determined, and legislation similar to the CDA could subject us to potential liability, which in turn could have an adverse effect on our business, financial condition and results of operations. Such laws could also damage the growth of the Internet generally and decrease the demand for our products and services, which could adversely affect our business, results of operations and financial condition.

         As a distributor of Internet content, we face potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials that it broadcasts. Such claims have been brought, and sometimes successfully pressed, against Internet content distributors. In addition, we could be exposed to liability with respect to the content or unauthorized duplication or broadcast of content. Although we will maintain general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. In addition, although we will generally require our content providers to indemnify us for such liability, such indemnification may be inadequate. Any imposition of liability that is not covered by insurance, is in excess of insurance coverage or is not covered by an indemnification by a content provider could have a material adverse effect on our business, results of operations and financial condition.

         We will hold various web domain names and trademarks. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the current exclusive registrar for the ".com",".net" and ".org" generic top-level domains (wasn't this changed). The regulation of domain names in the United States and in foreign countries is subject to change in the near future. Such changes in the United States are expected to include a transition from the current system to a system that is controlled by a non-profit corporation and the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which it may conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

         Intellectual property

                  We regard the technology we use as proprietary, but have no existing or pending patent or copyright protection. We rely on the following to protect our software and other propriety technology:

         C confidentiality and license agreements with third parties, C trade secret and trademark laws, and C common law copyright.

Properties

         We will operate out of rented 1,200 square feet of office space located at 100-3 South Jersey Avenue, East Setauket, New York 11733. The lease calls for monthly payments of $1,000 through 2001. In addition, we plan on leasing a similar amount of office space in New Jersey.

Legal proceedings

         We are not a party to any legal proceedings.

Personnel

         We currently have two full-time employees, as well as officers who devote various amounts of time to our business. At the completion of the offering we expect to have fewer than ten full-time employees. Our strategic plan is to use dedicated consultants and to outsource as many functions as possible. Therefore, growth is not expected to result in significant increases in personnel.

         MANAGEMENT

         Our management consists of:

Edward A. Heil                  47      Chairman and Chief Executive Officer
David McClelland                39      President and Chief Operating Officer
John C. Dello-Iacono            50      Director
R. Bret Jenkins                 41      Director
Bridget C. Owens                42      Director
Steven W. Schuster              44      Director
James Brownfiel                 28      Vice President
Peter J. Daniele                42      Chief Financial Officer
Paul White                      41      Chief Technology Officer

         Edward A. Heil has been a director since 1997. He is a certified public accountant and a managing director, since January 1992, in Independent Network Group, Inc., a financial consulting firm. From 1984 through December 1991 he was a partner in the accounting firm, Deloitte & Touche, LLP. From 1973 to 1984 he was employed in various professional capacities by Deloitte & Touche, LLP. Mr. Heil holds Bachelor of Arts and Master of Business Administration degrees from New York University. Mr. Heil, who will devote from 50 to 60 percent of his time to eSAFETYWORLD, is also a director of Laminaire Corporation and Worldwide Financial Holdings, Inc. EH Associates, LLC, a firm affiliated with Mr. Heil, has a consulting contract to provide us with management and financial services.

         David McClelland has been an officer since August 1999. He has held executive positions with Laminaire Corporation, a manufacturer and distributor of cleanroom products, since 1980. Mr. McClelland is a graduate of New Jersey Institute of Technology.

         John C. Dello-Iacono has been a director since 1997. He has been a managing director of Independent Network Group, Inc., a financial consulting firm since 1995. He holds a Bachelors degree from St. John's University.

         R. Bret Jenkins has been a director since 1997. He has been in the private practice of securities and general business law for the past 15 years. Mr. Jenkins, who is also a director of Worldwide Financial Holdings, Inc., holds Bachelor of Arts and Juris Doctorate degrees from the University of Utah. JP, Inc., a consulting firm associated with Mr. Jenkins, has a contract to provide us with business services.

         Bridget C. Owens has been a director since June 1999. She has served as Special Assistant to the Board of Directors of Laminaire Corporation from 1995-1999. Prior thereto she was director of marketing for Independent Network Group, Inc in 1994 and for Primac Inc., a privately-held transportation company from 1992-1993. Prior to Primac, Ms. Owens owned and operated a trucking and transportation company.

     Steven W. Schuster has been a director since August 1999. He is a member of McLaughlin & Stern, LLP, company counsel. Mr. Schuster has practiced corporate and securities law for the past 20 years. He received a Bachelor of Arts degree from Harvard University and a Juris Doctorate from New York University. Mr. Schuster is also a director of ACTV, Inc., an interactive television company.

     James Brownfiel has been an officer since August 1999. He has been engaged in the contracting business for the past five years. He is a graduate of the University of Notre Dame. Mr. Brownfiel is Mr. Heil's son-in-law.

         Peter Daniele has been an officer since August 1999. He is a certified public accountant who will devote approximately 50% of his time to us. From 1998 to the present, he founded and operates of Strategic Business Consultants, a New Jersey-based provider of strategic and financial consulting services. From 1994 to 1998, Mr. Daniele held various financial management positions with Automatic Data Processing, Inc. He holds a Bachelors Degree from Rutgers University and also provides services to Laminaire Corporation.

         Paul White has been chief technology officer since January 1999. He founded and is CEO of Spider and World Internet Marketing Corporation. He has passed the Patent Bar and writes software patents, trademarks and copyrights. From 1994 to 1995, he invented and managed the development of medical laboratory billing software at a medical laboratory software firm. From 1982 to 1994, Mr. White owned and operated a chain of retail stores, The Wind & Surf Shop.

Board of directors

         All directors hold office until the completion of their term of office, which is not longer than three years, or until their successors have been elected. We have a staggered Board of Directors. All officers are appointed annually by the Board of Directors and, subject to existing employment agreements, serve at the discretion of the Board.

         The Board of Directors will have an Audit Committee, Finance, Operating and Compensation Committee. The Audit Committee will review the results and scope of the audit and other services provided by our independent auditors, review and evaluate our system of internal controls. The Finance Committee will oversee our treasury function. The Operating Committee will review and establish our strategies, goals and direction.

         Directors shall receive $4,000 per year and $350 per meeting as compensation for serving on the Board of Directors. All directors are reimbursed by us for any expenses incurred in attending directors' meetings. We also intend to obtain officers and directors liability insurance, although no assurance can be given that it will be able to do so. Stock option plan

         We have a stock option plans which expires in 2009 and enables us to grant incentive stock options, non-qualified options and stock appreciation rights ("SARs") for up to an aggregate of 500,000 shares of our common stock. Incentive stock options granted under the Plan must conform to applicable Federal income tax regulations and have an exercise price not less than the fair market value of shares at the date of grant (110% of fair market value for ten percent or more stockholders). Other options and SARs may be granted on terms determined by a committee of the Board of Directors.

Executive compensation

         No officer, director or employee has received compensation of $100,000, and no director, officer or employee other than David McClelland, has a contract or commitment to receive annual compensation in excess of $100,000 except as described below:

         Mr. McClelland has a three-year employment agreement that becomes effective January 1, 2000 and calls for an annual salary of $125,000 as well as reimbursement of business expenses including a car allowance.

         Mr. Brownfiel has a three-year employment agreement that becomes effective January 1, 2000 and calls for an annual salary of $75,000 in 2000, $85,000 in 2001 and $100,000 in 2002, as well as reimbursement of business expenses including a car allowance.

         We have an agreement with EH Associates, LLC, an entity associated with Mr. Heil, under which we will pay annual consulting fees of $125,000, $140,000 and $150,000 in each of the three years in the period ended December 31, 2002.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In August 1999, we acquired the business and certain intangible assets of the Distribution Division of Laminaire Corporation and incorporated such business on our website. This division distributes disposable products used in Cleanrooms to a wide variety of commercial customers. The purchase price consisted of 100,000 shares of our common stock, notes payable to the seller in the principal amount of $500,000 and the assumption of debt of $125,000. This transaction was accounted for as a purchase in conformity with Opinion No. 16 of the Accounting Principles Board. Edward A. Heil, our Chairman, is a director of Laminaire. Steven W. Schuster, one of our directors, is Laminaire's corporate secretary.

         Paul White is President of Spider, Inc. and World Internet Marketing Corporation. Our business depends heavily on its licensing and marketing agreements with Spider and Wincorp under which Spider designs and upgrades our software and website and provides us with servers, internet marketing and support services for approximately $10,000.

     Mr. Heil holds, directly or beneficially, a 10% interest in World Internet Marketing Corporation, which performs Internet marketing services for us.

         We have an agreement with EH Associates, LLC, an entity associated with Mr. Heil, under which we will pay annual consulting fees of $125,000, $140,000 and $150,000 in each of the three years in the period ended December 31, 2002. Mr. Heil receives reimbursement for expenses, but receives no other compensation from us.

         EDK Associates, LLC, an entity affiliated with Ms. Owens, has a contract with us under which we have agreed to pay annual fees of $58,000, $65,000 and $75,000 in each of the three years in the period ended December 31, 2002 for marketing and investor relations services.

         JP Inc., an entity affiliated with Mr. Jenkins, has a contract with us under which we have agreed to pay minimum annual fees of $50,000 in each of the three years in the period ended December 31, 2002 for legal and other business services.


         PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information known to us regarding beneficial ownership of our common stock at the date of this Prospectus by

     o each person known by us to own, directly or beneficially, more than 5% of our common stock,

         o    each of our directors, and

         o    all of our officers and directors as a group.

         Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws, where applicable.

                                          Shares of Common Stock                   Shares of Common Stock
                                             Owned Before Offering                  Owned After Offering
Name and Address of Beneficial    Number of Shares    Percent of Shares    Number of Shares    Percent of Shares
                    -----------             -------              -------             -------              ------
Owner                                   Owned               Owned                Owned                Owned
------------                            -----               -----                -----                -----
Edward A. Heil                               443,000              22.15%              443,000               14.77%
JP, Inc. (3)                                 255,000              12.75%              255,000                8.33%
Donald Arbisi                                147,000               7.35%              147,000                4.90%
Shannon White                                145,000               7.25%              145,000                4.83%
Windsor Fund                                 145,000               7.25%              145,000                4.83%
Raymond Burghard                             100,000               5.00%              100,000                3.33%
Ben Hoskins                                  100,000               5.00%              100,000                3.33%
Bret Jenkins                                 100,000               5.00%              100,000                3.33%
Laminaire Corp.                              100,000               5.00%              100,000                3.33%
Steven W. Schuster                           100,000               5.00%              100,000                3.33%
John C. Dello-Iacono                          50,000               2.50%               50,000                1.67%
Bridget C. Owens                              50,000               2.50%               50,000                1.67%
David McClelland                              20,000               1.00%               20,000                0.67%
Directors and Officers
 as a Group (6 persons)                    1,018,000              50.90%                1,018               33.93%



1. The address for all officers, directors and 5% shareholders is 100-31 South Jersey Avenue, Setauket, New York 11733.

2. Does not give effect to 150,000 additional shares of common stock reserved for the underwriter's over-allotment option; and 100,000 shares of common stock reserved for issuance upon the exercise of the underwriter's warrants.

3.JP, Inc. is affiliated with Mr. Jenkins.


DESCRIPTION OF OUR SECURITIES

         We are incorporated in the State of Nevada and are authorized to issue up to 20,000,000 shares of common stock having a par value of $.001 per share and 1,000,000 shares of blank check preferred stock. Neither the certificate of incorporation nor the by-laws contain any provision that would delay, defer or prevent a change in control.

Common stock

         2,000,000 shares of common stock are issued and outstanding. Each share of common stock entitles the holder to one vote on each matter submitted to the stockholders. The holders of common stock:

         C    have  equal  ratable   rights  to  dividends  from  funds  legally
              available for payment of dividends when, as and if declared by the board of directors;

         C    are entitled to share  ratably in all of the assets  available for
              distribution   to  holders  of  common  stock  upon   liquidation,
              dissolution or winding up of our affairs.

         C do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

         C are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders. We have not paid any dividends on its common stock to date. eSAFETYWORLD anticipates that, for the foreseeable future, it will retain earnings, if any, to finance the continuing operations of its business. The payment of dividends will depend upon, among other things, capital requirements and the operating and financial conditions of eSAFETYWORLD.

         Shareholders do not have any preemptive rights to subscribe for or purchase any stock, warrants or other securities of eSAFETYWORLD. The common stock is not convertible or redeemable. Neither the certificate of incorporation nor its by-laws provide for preemptive rights.

Preferred stock

         Our Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future. No preferred stock may be issued by us without the underwriter's consent for a period of 12 months following the effective date.


INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our bylaws provide that we shall indemnify its officers, directors, employees and other agents to the fullest extent permitted by Nevada law. In addition, our Certificate of Incorporation provides that, to the fullest extent permitted by Nevada law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us or our shareholders. This provision in the Certificate of Incorporation does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Nevada law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our shareholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for improper distributions to shareholders. In addition, this provision does not affect a director's responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

         Insofar as indemnification for liabilities arising under the Securities Act maybe permitted to directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suitor proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such case.

         There is no pending litigation or proceeding involving a director or officer as to which indemnification is or may be sought.


         UNDERWRITING

         The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions. The nature of the underwriter's obligations is that they are committed to purchase and pay for all of the above shares of common stock if any are purchased.

Public offering price and dealers concession

         The underwriter proposes initially to offer the shares of common stock offered by this prospectus to the public at the public offering price per share set forth on the cover page of this prospectus and to certain dealers, who are members of the National Association of Securities Dealers, Inc., at that price less a concession not in excess of $ per share. The underwriter may allow, and these dealers may reallow, a discount not in excess of $ per share on sales to certain other NASD member dealers. After commencement of this offering, the offering price, discount price and reallowance may be changed by the underwriter. No such change will alter the amount of proceeds to be received by us asset forth on the cover page of this prospectus.

Over-allotment option

         We have granted the underwriter an option, which may be exercised within 45 days after the date of this prospectus, to purchase up to 150,000 additional shares of common stock to cover over-allotments, if any, at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. If the underwriter exercise its over-allotment option to purchase any of these additional 150,000 shares of common stock, these additional shares will be sold by the underwriter on the same terms as those on which the shares offered by this prospectus are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriter if the underwriter exercises their over-allotment option. The underwriter may exercise its over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered by this prospectus.

Non-accountable expense allowance

         We have agreed to pay the underwriter a non-accountable expense allowance of 3% of the gross proceeds derived from the sale of the shares of common stock underwritten (including the sale of any shares of common stock that the underwriter may sell to cover over-allotments, if any, pursuant to the over-allotment option), of which $25,000 has been paid as of the date of this prospectus. We have also agreed to pay all expenses in connection with qualifying the common stock offered hereby for sale under the laws of the states as eSAFETYWORLD and the underwriter may designate and registering the offering with the NASD, including filing fees and fees and expenses of counsel retained for these purposes.



Underwriting compensation

         The following table summarizes the compensation to be paid to the underwriter by us:

                                                                                                 With
                                                              Per Share                          Overallotment
Underwriting discounts paid by us

Indemnification of underwriter

         We have agreed to indemnify the underwriter against certain civil liabilities, including liabilities under the Securities Act.

Underwriter's warrants

         Upon completion of this offering, we will sell to the underwriter, for its own accounts, warrants covering an aggregate of up to 100,000 shares of common stock exercisable at a price of $10.50 per share. The underwriter will pay a price of $0.001 per warrant. The underwriter may exercise these warrants as to all or any lesser number of the underlying shares of common stock commencing on the first anniversary of the date of this offering until the fifth anniversary of the date of this offering. The terms of these warrants require us to register the common stock for which these warrants are exercisable within one year from the date of the prospectus. These underwriter's warrants are not transferable by the warrant holders other than to officers and partners of the underwriter. The exercise price of these underwriter's warrants and the number of shares of common stock for which these warrants are exercisable are subject to adjustment to protect the warrant holders against dilution in certain events.

Stabilization and other transactions

         In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. These transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act, pursuant to which the underwriter may bid for, or purchase, common stock for the purpose of stabilizing the market price. The underwriter also may create a short position by selling more common stock in connection with this offering than they are committed to purchase from us, and in such case may purchase common stock in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in the paragraph is required, and, if they are undertaken, they may be discontinued at any time.

Discretionary accounts

         The underwriter has informed that it does not intend to confirm sales to any account over which it exercises discretionary authority.

Determination of offering price

         Prior to this offering, there has been no market for our common stock. Accordingly, the initial public offering price for the common stock was determined by negotiation between us and the underwriter. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, the state of the markets for our services, the experience of our management, the economics of the online information industry in general, the general condition of the equity securities market and the demand for similar securities of companies considered comparable to us.


         LEGAL MATTERS

         Certain legal matters in connection with the Offering will be passed upon for the Underwriter by its counsel, Sichenzia, Ross & Friedman LLP, 135 West 50th Street, 20th Floor, New York, New York.

         Certain legal matters will be passed upon for us by McLaughlin & Stern, LLP, 260 Madison Avenue, New York, New York.


         EXPERTS

         The financial statements of eSAFETYWORLD, Inc. at June 30, 1999 and for each of the three fiscal periods in the period then ended and the financial statements of the Cleanroom Distribution Product Group of Laminaire Corporation as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 appearing in this Prospectus and Registration Statement have been audited by Eichler, Bergsman & Co., LLP, Certified Public Accountants, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


         ADDITIONAL INFORMATION

         eSAFETYWORLD files reports, proxy statements and other information with the Commission. Those reports, proxy statements and other information may be obtained:

         C At the public reference room of the Commission, Room 1024-Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549;

         C At the public reference facilities at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, NY 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

     C By writing to the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

         C At the offices of the Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20549

         C From the Internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy information statements and other information regarding issuers that file electronically with the Commission.

         eSAFETYWORLD has filed with the Commission a registration statement under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus, which is a part of the registration statement, does not contain all the information set forth, or annexed as exhibits to, such registration statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to eSAFETYWORLD and the common stock, reference is made to such registration statement, including exhibits thereto, copies of which may be inspected and copied at the aforementioned facilities of the Commission. Copies of such registration statement, including exhibits, may be obtained from the Public Reference Section of the Commission at the aforementioned address upon payment of the fee prescribed by the Commission. Information regarding the operation of the Commission's public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

         eSAFETYWORLD intends to distribute to its stockholders annual reports containing financial statements audited and reported upon by its independent public accountants after the close of each fiscal year, and will make such other periodic reports as the company may determine to be appropriate or as may be required by law.
eSAFETYWORLD 's fiscal year ends December 31 each year.





                                               FINANCIAL STATEMENTS
                                                 TABLE OF CONTENTS

                                                                            Page Number

    eSAFETYWORLD, Inc.:

    Independent Auditors' Report                                                            F-2

    Balance Sheet, June 30, 1999                                                            F-3

    Statements of  Operations  for the Period July 17, 1997  (inception)  to F-4
    December 31, 1997, the Year Ended December 31, 1998 and the Six
    Months Ended June 30, 1999.

    Statements  of Cash Flows for the Period  July 17, 1997  (inception)  to F-5
    December 31, 1997, the Year Ended December 31, 1998 and the Six Months Ended
    June 30, 1999.

    Notes to Financial Statements                                            F-6


    Cleanroom Distribution Product Group of Laminaire Corporation:

    Independent Auditors' Report                                            F-8

    Balance Sheet, December 31, 1998                                        F-9

    Statements of Operations for the Years Ended December 31, 1998 and      F-10
    1997

    Statements of Cash Flows for the Years Ended December 31, 1998 and      F-11
    1997

    Notes to Financial Statements                                           F-12

    Condensed Balance Sheet, June 30, 1999                                  F-14

    Condensed  Statements of  Operations  for the Six Months Ended June 30, F-15
    1999 and 1998 (unaudited)

    Condensed  Statements  of Cash Flows for the Six Months  Ended June 30, F-16
    1999 and 1998

    Notes to Condensed  Financial  Statements for the Six Months Ended June F-17
    30, 1999 and 1998 (unaudited)


Eichler Bergsman & Co., LLP                          Gilbert Bergsman
Certified Public Accountants                         Paul Eichler
404 Park Avenue South, New York, New York 10016      Richard M. Plutzer
Tel 212-447-9007     Fax 212-447-9006                Michael E. Silverman




                                           INDEPENDENT AUDITORS' REPORT


To the Stockholders of
eSafetyworld, Inc.

We have audited the accompanying balance sheet of eSafetyworld, Inc. as of June 30, 1999, and the related statements of income and cash flows for the period ended December 31, 1997, for the year ended December 31, 1998 and for the six months ended June 30, 1999. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of eSafetyworld, Inc. as of June 30, 1999, and the results of its operations and its cash flows for the period ended December 31, 1997, for the year ended December 31, 1998 and for the six months ended June 30, 1999 in conformity with generally accepted accounting principles.



/s/Eichler Bergsman & Co., LLP

New York, New York
August 25, 1999



                                                eSAFETYWORLD, Inc.
                                                   Balance Sheet
                                                   June 30, 1999


Assets:                                                                          Pro forma (unaudited
                                                             6/30/99                    Note 4)
Current Cash                                                   --                               $375,000

Customer and Vendor Lists                                      --                              1,350,000
Deferred Offering Costs                                               $10,000                     10,000
                                                                      -------                     ------
Total                                                                 $10,000                 $1,735,000
                                                                      =======                 ==========

Liabilities and Stockholders' Equity:
Notes Payable                                                 $ --                              $575,000
Accrued Expenses                                               --                                150,000
                                                                                                 -------
Total Current Liabilities                                      --                                725,000

Long Term Debt                                                                                   300,000

Stockholders' Equity:
Preferred Stock; 1,000,000 shares authorized,                  --                         --
none issued

Common stock, par value $.001; 20,000,000                               1,900                      2,000
authorized; 1,900,000 issued (2,000,000 pro forma)

Paid in capital                                                         8,100                    708,000
                                                                        -----                    -------
Total Stockholders' Equity                                             10,000                    710,000
                                                                       ------                    -------
Total Liabilities and Stockholders' Equity                            $10,000                 $1,735,000
                                                                      =======                 ==========

                                        See Notes to Financial Statements.



                                                eSAFETYWORLD, Inc.
                                             Statements of Operations
                          Forthe Period  July 17, 1997  (inception)  to December
                             31, 1997,  the Year Ended December 31, 1998 and the
                             Six Months Ended
                                                   June 30, 1999

                                Six Months Ended June 30,    Year Ended December 31,     July 17, 1997 to December
                                          1999                         1998                      31, 1997

Revenues                                          $-- 0 --                    $-- 0 --                     $-- 0 --

Costs                                              -- 0 --                     -- 0 --                      -- 0 --
                               --                  -------  --                 -------  --                  -------

Results of Operations                             $-- 0 --                    $-- 0 --                     $-- 0 --
                                                  ========                    ========                     ========

Primary Earnings                                  $-- 0 --                    $-- 0 --                     $-- 0 --
                                                  ========                    ========                     ========
  Per Share

                                        See Notes to Financial Statements.




                                                eSAFETYWORLD, Inc.
                                             Statements of Cash Flows
                          Forthe Period  July 17, 1997  (inception)  to December
                             31, 1997,  the Year Ended December 31, 1998 and the
                             Six Months Ended
                                                   June 30, 1999

                                Six Months Ended June 30,                 Year Ended     July 17, 1997 to December
                                                 ---------                           -                    --------
                                                      1999           December 31, 1998                     31, 1997
                                                      ----           -----------------                     --------

Cash from Operating
Activities                                        $-- 0 --                    $-- 0 --                    $ -- 0 --
                                                  --------                    --------                    ---------

Cash from Financing
Activities

Capital Contribution                                10,000                         ---                          ---
Deferred Offering
Costs                                              (10,000)                         ---                          ---
                                                  --------  ----------             ---  ---------               ---

Cash End of Period                                $-- 0 --                    $-- 0 --                     $-- 0 --
                                                  ========                    ========                     ========

                                        See Notes to Financial Statements.


ESAFETY WORLD, Inc.
Notes to Financial Statements
June 30, 1999

1.       ORGANIZATION

     eSAFETYWORLD was established as a Nevada corporation in July 1997 as The SL Group, Inc. and changed its name to eSAFETY WORLD, Inc. in August 1999. Its purpose in being formed was to develop and operate a Business-to-Business E-Commerce site on the World Wide Web.

         In August 1999, the Company entered into an agreement under which it acquired the distribution business of Laminaire Corporation in exchange for 100,000 shares of its common stock, notes in the principal amount of $500,000 and the assumption of payables in the amount up to $125,000. The Company also acquired customer and vendor lists but acquired no tangible assets such as inventories or accounts receivable as part of the transaction. The acquired business distributes disposable products used in Cleanrooms to a wide variety of commercial customers. The transaction was accounted for as a purchase in conformity with Opinion No. 16 of the Accounting Principles Board.

2.       ACCOUNTING AND REPORTING POLICIES

         A summary of the Company's principal accounting and financial reporting policies is as follows:

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods, The principal assumptions inherent in the accompanying financial statements relate to the allocation of expenses included in such financial statements.

         Revenue Recognition - Revenue for product sales will be recognized in the period in which the product is shipped.

         Advertising - The Company will charge advertising costs to expense as incurred. Costs related to CD-ROMs, promotional literature and catalogs will be charged to operations when mailed or distributed.

3.       STOCKHOLDERS' EQUITY

         The Company is a Nevada corporation. Its Certificate of Incorporation provides that its authorized capital stock consists of 1 million shares of blank check preferred stock and 20 million shares of common stock, par value S.001 per share. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. The Board of Directors, without shareholder approval, could issue shares of common stock upon such terms as it determines to whomever it pleases, including persons who or entities that would help present management maintain control.

4.       SUBSEQUENT EVENTS

         In July and August 1999, The Company received one year loans in the principal amounts of $250,000 and S 125,000, respectively. Both loans bear interest at the rate of 8% per annum, are repayable one year from the date of issue and are prepayable upon the completion of a public offering or private placement of equity securities.

         The unaudited pro forma financial information set forth on the Balance Sheet was prepared assuming that the acquisition described in Note 1 and the loans described in the paragraph above had taken place on June 30, 1999. For the purposes of preparing the pro forma information, the shares of common stock issued were valued at the estimated public offering price. The acquired business, which functioned as a product group of Laminaire Corporation and not as a separate and distinct entity, reported the following results in 1998 and 1997:

                                                                   1998                      1997
                                                                   ----                      ----

         Revenues                                    $2,267,846                 $1,506,607
         Cost of revenues                              2,070,174                  1,117,464
         Gross profit                                              197,672                   389,143
         Operating profit                                   54,067                   204,106

         In August 1999, The Company made a demand loan to Laminaire Corporation in the principal amount of $102,000. The loan bears interest at the rate of 9% per annum and is convertible, at the holder's option into shares of Laminaire's common stock.

Eichler Bergsman & Co., LLP                            Gilbert Bergsman
Certified Public Accountants                           Paul Eichler
404 Park Avenue South, New York, New York 10016        Richard M. Plutzer
Tel 212-447-9007     Fax 212-447-9006                  Michael E. Silverman




                                           INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Cleanroom Distribution Product Group

We have audited the accompanying balance sheet of Cleanroom Distribution Product Group as of December 31, 1998 and the related statements of income and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cleanroom Distribution Product Group as of December 31, 1998 and the results of its operations and its cash flows for the two years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.


/s/Eichler, Bergsman & Co., LLP

New York, New York
August 12, 1999


                                       Cleanroom Distribution Product Group
                                                   Balance Sheet
                                                 December 31, 1998




    ASSETS:

    Accounts receivable                                     $213,935
    Inventory                                                   75,174


    Total                                                   $289,109

    LIABILITIES AND OTHER:

    Accounts payable                                        $318,899
    Deficit                                                   (30,790)

    Total                                                   $289,109





                                        See Notes to Financial Statements.





                                       Cleanroom Distribution Product Group
                                             Statements of Operations
                                      Years Ended December 31, 1998 and 1997





                                                                              1998                          1997

    Revenues                                                            $2,267,846                    $1,506,607
    Cost of revenues                                                     2,070,174                     1,117,464
                                                                         ---------                     ---------
    Gross profit                                                           197,672                       389,143

    Selling                                                                 98,148                       154,905
    General and administrative                                              45,357                        30,132
                                                                            ------                        ------

    Operating profit                                                        54,067                       204,106

    Transferred to Laminaire Corporation
                                                                          (54,067)                     (204,106)
                                                                          --------                     ---------

    Division Equity, End of Year
                                                                             $ -0-                         $ -0-
                                                                             =====                         =====

                                         See Notes to Financial Statements



                                       Cleanroom Distribution Product Group
                                             Statements of Cash Flows
                                      Years Ended December 31, 1998 and 1997


                                                             1998               1997

    Cash From Operations                                     $54,067            $204,106
    Cash Transferred to Laminaire
                                                             (54,067)           (204,106)
                                                             --------           ---------
    Cash, End of Year                                        $-0-               $-0-
                                                             ====               ====







                                        See Notes to Financial Statements.


Cleanroom Distribution Product Group
                                           Notes to Financial Statements
                                      Years Ended December 31, 1998 and 1997



1.  Operations and Organization

         The Cleanroom Distribution Product Group is a Division of Laminaire Corporation and is engaged in the sale and distribution of disposable safety garments and equipment. In August 1999, Laminaire entered into an agreement under which its distribution business was sold to The SL Group, Inc. in exchange for common shares of The SL Group, Inc., notes and the assumption of certain payables.

2.  Accounting and Reporting Policies

         A  summary  of  the  Division's   principal  accounting  and  financial
reporting policies is as follows:

Assets and Liabilities

         The operating assets and liabilities used by Laminaire are commingled. The accompanying balance sheet reflects the direct assets and liabilities of the Cleanroom Product Distribution Group of Laminaire Corporation. All earnings prior to December 31, 1998 were retained by Laminaire. The cash associated with such earnings was commingled with other Laminaire cash and was not necessarily used to satisfy the Group's trade obligations. The deficit represents the extent to which cash generated by the Group was used for other Laminaire purposes. No such assets or liabilities were included in the sale to The SL Group, Inc.

         The inventories included in the accompanying balance sheet are recorded at the lower of cost (determined on a FIFO basis) or market.


Revenue Recognition

         Revenue for product sales is recognized in the period in which the product is shipped.

      Expenses

         The operations of the Division were conducted in Laminaire's facility during 1998 and 1997. Accordingly, such operations utilized Laminaire's building and administrative staff. Cost of sales in the accompanying Statement of Operations consists of direct product costs. Payroll costs represent the payroll costs of people directly associated with the Division's operations. All other expenses represent an allocation of corporate and joint expenses. The Division believes that the cost of obtaining the services represented by the allocated costs and expenses from outside sources would not be materially higher than the amount allocated.

      Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The principal assumptions inherent in the accompanying financial statements relate to the allocation of expenses included in such financial statements.

Advertising

         The Division will charge advertising costs to expense as incurred. Costs related to mail order catalogs and promotional materials are charged to operations when mailed or distributed.



                                       Cleanroom Distribution Product Group
                                                   Balance Sheet
                                                   June 30, 1999
                                                    (unaudited)



    ASSETS:

    Accounts receivable                                     $156,403
    Inventory                                                   70,680


    Total                                                   $227,083

    LIABILITIES AND OTHER:

    Accounts payable                                        $325,859
    Deficit                                                   (98,776)

    Total                                                   $227,083












                                        See Notes To Financial Statements.





                                       Cleanroom Distribution Product Group
                                        Condensed Statements of Operations
                                      Six Months Ended June 30, 1999 and 1998
                                                    (Unaudited)




                                                                              1999                          1998

    Revenues                                                              $746,325                      $867,770
    Cost of revenues                                                       565,333                       652,738
                                                                           -------                       -------
    Gross profit                                                           180,992                       215,032

    Selling                                                                 70,081                        55,513
    General and administrative                                              14,927                        17,355
                                                                            ------                        ------

    Operating profit                                                        95,984                       142,164

    Transferred to Laminaire Corporation                                  (95,984)                     (142,164)
                                                                          --------                     --------



    Division Equity, End of Period                                           $ -0-                         $ -0-
                                                                             =====                         =====

                                 See Notes to Condensed Statements of Operations.




                                       Cleanroom Distribution Product Group
                                        Condensed Statements of Cash Flows
                                      Six Months Ended June 30, 1999 and 1998
                                                    (unaudited)

                                                            1999               1998

    Cash From Operations                                    $95,984            $142,164

    Cash Transferred to Laminaire                           (95,984)           (142,164)
                                                            --------           ---------

    Cash, End of  Period                                    $-0-               $-0-
                                                            ====               ====







                                        See Notes to Financial Statements.


Cleanroom Distribution Product Group
                                         Notes to Statements of Operations
                                      Six Months Ended June 30, 1999 and 1998
                                                    (Unaudited)



NOTE 1--BASIS OF PRESENTATION

         The accompanying interim condensed statements of for the six-month periods ended June 30, 1999 and 1998 are unaudited and include all adjustments considered necessary by Management for a fair presentation. The results of operations realized during an interim period are not necessarily indicative of results to be expected for a full year.




--------------------------------------------------------------------- -------------------------------------------------------------

               We have not authorized  anyone to give any information  different from that contained in this  prospectus.  You must not rely on any  unauthorized information.  We are  offering  to sell,  and seeking  offers to buy,  shares of common  stock  only  in  states  where  offers  and  sales  are  permitted.  The information in
this prospectus is accurate only as of the date of this prospectus.                                        1,000,000 Shares
                                                                                               of Common Stock





                                    TABLE OF CONTENTS


                    Page

         Prospectus Summary         3
         Risk Factors      9                                                          eSAFETYWORLD, INC.
         Use of Proceeds   .19
         Dividend Policy   .20
         Dilution 21
         Capitalization    22
Selected Financial Information      23
         Management's Discussion and Analysis of
         Results of Operation and Financial Condition         25
         Business 29
         Management        41                                                                         PROSPECTUS
         Certain Relationships and
Related Transactions       43
         Principal Shareholders     44
         Description  of  Securities  45  KASHNER  DAVIDSON  Indemnification  of
Officers and Directors 46 SECURITIES CORP.
Underwriting      47
         Legal Matters     49
         Experts  49
Additional Information     50
         Financial Statements       F-1                               , 1999





               Until , 1999 (25 days after the date of this prospectus), all dealers effecting transactions in the securities offered hereby, whether or not participating in the distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with regard to their unsold allotments or subscription.



--------------------------------------------------------------------- -------------------------------------------------------------


         PART II
                                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

Subsection 1 of Section 78.7302 of Chapter 78 of the Nevada General Corporation Law ("NGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe his action was unlawful.

Subsection 2 of Section 78.7502 of the NGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the NGCL provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) and (2) , or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 78.751 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Finally, Section 78.752 of the NGCL empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

The Registrant's bylaws provide for indemnification of officer, directors and others to the fullest extent permitted by the laws of the State of Nevada.

Item 25. Other Expenses of Issuance and Distribution

The expenses payable by registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission Fees................................................................$2,530
Accounting Fees and Expenses...........................................................................15, 000
Blue Sky Fees and Expenses.............................................................................25,000
Printing Expenses (including Securities)...............................................................50,000
Legal Fees.............................................................................................75,000
Miscellaneous..........................................................................................32,470


Total..........................................................................................$200,000

The selling security holders will not assume any of the expenses of their offering except to the extent that they engage their own legal counsel. The estimate of expenses includes expenses in connection with the issuance and distribution of shares by the selling security holders.

Item 26. Recent Sales of Unregistered Securities

All issuances were under Section 4(2) unless otherwise indicated. The issuances under 4(2) to officers, employees or legal counsel were to persons familiar with the operations of the registrant. Other issuances under Section 4(2) were to advisors. The Company believed that these advisors were sufficiently sophisticated to qualify for the exemption because they are in the business of advising corporations on marketing, finance or public relations, as the case may be, and are familiar with the business of the registrant.

Item 27. Exhibits and Financial Statement Schedules

       (a) Exhibits

Exhibit
Number        Description

     1.1   --  Form of Underwriting Agreement
     3.1   --  Registrant's Articles of Incorporation dated July 21, 1997
     3.2   --   Registrant's Amendment to Articles of Incorporation dated
               August 19, 1999
     3.3   --  Registrant's By-laws
     4.1   --  Form of Common Stock Certificate1
     4.2   --  1999 Stock Option Plan
     4.3   --  Form of Underwriter's Warrant Agreement
     5.1   --  Opinion of McLaughlin & Stern, LLP
     10.1 -- Asset Purchase  Agreement with Laminaire Corp.
     10.2 -- Agreement with EH Associates, LLC
     10.3 -- Agreement with JP, Inc.
     10.4 -- Agreement with EDK Associates,  LLC
     10.5 -- Employment  Agreement with David McClelland1
     10.6 -- Employment Agreement with James Brownfiel1
     10.7  --  Form  of  Advisory Investment Banking Agreement between
               Registrant and Kashner Davidson Securities Corp.
   23.1    --  Consent of Eichler Bergsman & Co., LLP
   23.2    --  Consent of McLaughlin & Stern, LLP (included in Exhibit 5.1).
   24      --  Power of Attorney (contained on signature page).
   27      --  Financial Data Schedule.

Schedules other than those listed above have been omitted since they are either not required, are not applicable or the required information is shown in the financial statements or related notes.

Item 28. Undertaking

       The undersigned Registrant hereby undertakes to:

       (a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
--------
                  1  To be filed by amendment.

     (i) Include any prospectus required by section 10(a) (3) of the Securities Act;

                (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) Include any additional or changed material information on the plan of distribution;

   (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

(b)Provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

             (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b) (1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration as of the time it was declared effective.


(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

                                                     SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the Town of Setauket, State of New York, on August 31, 1999.

           eSAFETYWORLD, Inc.

           By: /s/ Edward A. Heil
               Edward A. Heil

           By:/s/ Peter Daniele, Chief Financial Officer
               Peter Daniele, Chief Financial Officer

                                                  POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Edward A. Heil and Peter Daniele and each of them his true and lawful attorney-in-fact and agent with power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this Registration Statement on Form SB-2, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to comply with the provisions of the Securities Act and all requirements of the Commission, hereby ratifying and confirming all that said attorneys-in-fact or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

  Name                                   Title                     Date

  By:/s/ Edward A. Heil                  Director              August 31, 1999
  ------------------------------
  Edward A. Heil

  By:/s/ Steven W. Schuster                       Director     August 31, 1999
  ---------------------------------------
  Steven W. Schuster

  By:/s/ Bridget C. Owens                         Director     August 31, 1999
  ---------------------------------------
  Bridget C. Owens

  By:/s/ John C. Dello-Iacono            Director          August 31, 1999
  ------------------------------
  John C. Dello-Iacono

  By:/s/ R. Bret Jenkins                          Director     August 31, 1999
  ---------------------------------------
  R. Bret Jenkins